Exhibit No. 99

UNITED RETAIL GROUP SECOND QUARTER NET INCOME INCREASES 22%

- operating income up 35% -

Rochelle Park, New Jersey, August 15, 2006 – United Retail Group, Inc. (NASDAQ-GM: “URGI”) today announced operating results for the second quarter and first half of fiscal 2006, ended July 29, 2006.

For the second quarter, net sales increased 5% to $120.9 million from $114.7 million in the prior year period. Comparable store sales increased 6% for the fiscal quarter.

Operating income increased 35% to $6.3 million from $4.6 million in the prior year period.

Net income for the second quarter increased 22% to $5.0 million, or $0.35 per diluted share, compared with $4.1 million, or $0.31 per diluted share, in the second quarter of 2005.

For the first six months of the fiscal year, net sales increased 4% to $230.3 million from $221.2 million in the prior year period. Comparable store sales increased 5% for the first half of the fiscal year.

Operating income increased 69% to $9.3 million from $5.5 million in the prior year period.

Net income for the first half of the fiscal year increased 36% to $6.9 million, or $0.49 per diluted share, compared with $5.1 million, or $0.39 per diluted share, in the prior year period.

Raphael Benaroya, the Company’s Chairman of the Board, President and Chief Executive Officer, stated: “Our results reflect broad-based strength in our business. First, there is solid sales momentum. We achieved a year-to-date 5% comp increase on top of a 13% increase last year. Second, there is steady growth in transactions per average store. Third, costs are well controlled and this, along with increased sales leverage, reduced SG&A as a percentage of net sales. Fourth, we are entering the Fall season with fewer units per average store of Spring/Summer carryover apparel than any comparable time during the last 10 years.”

Mr. Benaroya added: “We have been focused on efforts to reposition our merchandise assortment, which has resulted in consistent sales growth. As we move forward, we will pursue additional productivity in our existing space as well as open new stores.”

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United Retail Group, Inc. invites investors to listen to a broadcast of the Company’s conference call to discuss second quarter results as well as ongoing corporate developments. The call will be broadcast live over the Internet today at 11:30 a.m. (Eastern Daylight Time) and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until August 29, 2006. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 495 AVENUE® stores with 2,181,000 square feet of selling space, as well as the AVENUE.COM website at http://www.avenue.com.

* * *

The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following additional factors, among others, could also affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, overall economic conditions; the impact of increased competition; variations in weather patterns; uncertainties relating to execution of the Company’s product repositioning strategy; store lease expirations; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production and increases in fuel costs.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta	Investor Relations:
	Vice Chairman and Chief Administrative Officer	Cara O’Brien Press: Melissa Merrill
	United Retail Group, Inc.	Financial Dynamics
	(201) 909-2110	(212) 850-5600

UNITED RETAIL GROUP, INC.

2ND QTR 2006

(000’S)

Consolidated Statements Of Operations	13 weeks ended			26 weeks ended
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	July 29,	July 30,	Percent	July 29,	July 30,	Percent
	2006	2005	+ or -	2006	2005	+ or -

Net sales	$120,912	$114,702	5.4%	$230,332	$221,233	4.1%
Cost of goods sold, including
buying and occupancy costs	89,036	83,999	6.0%	170,030	164,839	3.1%
Gross profit	31,876	30,703	3.8%	60,302	56,394	6.9%
General, administrative and store
operating expenses	25,622	26,069	-1.7%	51,012	50,896	0.2%
Operating income	6,254	4,634	35.0%	9,290	5,498	69.0%
Interest income	413	144	186.8%	639	199	221.1%
Interest expense	(48)	(127)	-	(191)	(346)	-
Income before income taxes	6,619	4,651	42.3%	9,738	5,351	82.0%
Provision for income taxes (1)	1,661	597	178.2%	2,844	293	870.6%
Net income	$4,958	$4,054	22.3%	$6,894	$5,058	36.3%

Weighted average shares outstanding:
Basic	13,505	12,784		13,448	12,723
Diluted	14,120	13,070		14,123	12,960

Net income per common share:
Basic	$0.37	$0.32		$0.51	$0.40
Diluted	$0.35	$0.31		$0.49	$0.39

(1) Includes (decrease) to valuation allowances for the thirteen weeks ended July 30, 2005 ($1.8 million), and for the twenty-six weeks ended July 30, 2005 ($1.3 million), related to deferred tax assets, net operating loss carryforwards and other tax attributes.

Consolidated Condensed	(Unaudited)	(Unaudited)
Balance Sheets	July 29,	July 30,
	2006	2005

Assets
Cash and cash equivalents	$48,184	$33,086
Inventory (1)	62,522	54,100
Other	13,937	8,580
Total current assets	$124,643	$95,766

Property and equipment, net	61,613	72,125
Deferred compensation plan assets	4,231	3,957
Other assets	11,915	1,881

Total assets	$202,402	$173,729

Liabilities and Stockholders’ Equity
Current liabilities (1)	$67,684	$69,865

Long-term distribution center financing	1,475	2,263
Long-term capital leases	0	803
Deferred lease incentives	9,513	11,733
Deferred compensation plan liabilities	4,231	3,957
Other non-current liabilities	8,122	7,826
Stockholders’ equity	111,377	77,282

Total liabilities and
stockholders’ equity	$202,402	$173,729

(1) Includes import intransit inventories and corresponding payables of $13.9 million and $11.8 million as of July 29, 2006 and July 30, 2005, respectively.

Statistics	13 weeks ended		26 weeks ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Store Count	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005

Beginning of period	496	512	500	514
New	0	0	0	0
Closed	(1)	(4)	(5)	(6)
End of period	495	508	495	508

Selling Square Footage (000’s)

Beginning of period	2,182	2,239	2,194	2,249
New / Expansion	0	0	0	0
Closed	(4)	(17)	(16)	(27)
End of period	2,178	2,222	2,178	2,222

Average	2,181	2,231	2,185	2,236